Exhibit 23.1

Consent of Independent Public Accounting Firm

We hereby consent to the inclusion in this Current Report on Form 8-K/A of Seacoast Banking Corporation of Florida of our report dated February 21, 2012 relating to our audit of the consolidated financial statements of The BANKshares, Inc. as of December 31, 2011 and 2010.

/s/ Hacker, Johnson & Smith PA

Orlando, Florida

December 4, 2014